EXHIBIT 99.1

Written Testimony of
William Dean Johnson
President and Chief Executive Officer
Tennessee Valley Authority
As submitted to the
U.S. House Committee on Transportation and Infrastructure
Subcommittee on Water Resources and Environment
April 22, 2015

Chairman Gibbs, ranking member Napolitano, and members of the Committee, thank you for the opportunity to appear before you to discuss the Tennessee Valley Authority’s fiscal year 2016 budget.

I have been the President and CEO of TVA for a little more than two years. In that position, I have been humbled by the honor and privilege of serving the nine million people and many business and other entities in the seven states in which TVA operates. Those people and entities engage with TVA in a very responsible way - they pay for all of the costs incurred by TVA in the performance of the services it provides. TVA is currently self-funded, financing its operations almost entirely from revenues and power system financings.

During this time, I’ve seen how TVA’s employees have improved relations with our customers, worked to modernize our generation portfolio, protected our natural resources, and improved nuclear performance and financial performance.

We have faced significant challenges, including: record weather events, a significant cost reduction initiative, a stagnant economy, aging infrastructure, increased regulation and low load growth.

To meet these challenges and strengthen our organization, TVA has focused on its core mission - energy, environmental stewardship and economic development. This mission matters as much today to the people of the region as it did in 1933. As I mentioned, TVA employees deserve a tremendous amount of credit for our renewed focus on the people we serve. They are making a difference in the lives of their neighbors.

In my testimony today, I will discuss our recent performance in more detail and share our budget priorities with you.

Let me begin with a brief review of TVA operations.

About TVA

TVA was created by Congress in 1933 as a corporate agency of the United States charged with a unique mission: to improve the quality of life in a seven-state region through the integrated management of the region’s resources. To help lift the Tennessee Valley out of the Great Depression, TVA built dams for flood control, provided low-cost power and navigation, restored depleted lands, improved agriculture and forestry, and helped raise the standard of living across the region.

Today, TVA provides electricity for business customers and local power companies serving nine million people in parts of seven southeastern states. The region covers most of Tennessee and parts of Alabama, Georgia, Kentucky, Mississippi, North Carolina and Virginia. TVA also provides power directly to large industrial customers and federal installations.

In 2014, TVA made the final scheduled payment to fulfill the statutory requirement to repay $1 billion of Congress’ original appropriations investment in building TVA’s power program. TVA will continue to make payments to the U.S. Treasury as a return on the remaining power program appropriations investment.

Virtually all of TVA’s revenues are derived from sales of electricity. In addition to operating and investing its revenues in its electric system, TVA continues to provide flood control, navigation and land management for the Tennessee River system and assists local power companies and state and local governments with economic development and job creation.

TVA Mission

TVA’s mission of service is threefold - delivering affordable, reliable power, caring for our region’s natural resources, and creating sustainable economic growth. By focusing on our mission, we provide significant value to the region and to the nation as a whole.

Energy

Safe, clean, reliable and affordable electricity powers the economy of our region and enables greater prosperity and a higher quality of life for its residents. After safety, our top priority is keeping our electric rates as low as feasible and our reliability as high as possible.

TVA operates the nation’s largest public power system, including 41 active coal-fired units, six (soon to be seven) nuclear units, 109 conventional hydroelectric units, four pumped-storage units, 87 simple-cycle combustion turbine units, 11 combined cycle units, five diesel generator units, one digester gas site and 16 solar energy sites. We also purchase a portion of our power supply from third-party operators under long-term power purchase agreements (PPAs), including purchases of wind power.

TVA’s 16,000-mile-long transmission system is one of the larger in North America. For the past 15 years, the system achieved 99.999 percent power reliability - very high reliability. It efficiently delivered more than 161 billion kilowatt-hours of electricity to customers in fiscal year 2014.

TVA makes annual investments in science and technology innovation that enable us to be at the forefront of advances in the utility industry and help us meet future business and operational challenges. Core research activities directly support improving our generation and delivery assets, air and water quality and clean energy integration. Currently, we are involved in research activities related to emerging technological advances in small modular nuclear reactors (SMRs), grid modernization for transmission and distribution systems, energy utilization technologies and distributed energy resources.

Environmental Stewardship

TVA manages natural resources of the Tennessee Valley for the benefit of the region’s people. This includes the Tennessee River system and associated public lands to reduce flood damage, maintain navigation, support power production, enhance recreation, improve water and protect shoreline resources.

TVA also manages its power system to provide clean energy and minimize environmental impacts from its operations. Today, air quality across the region is the best it has been in more than 30 years. Since 1977, TVA has spent almost $6 billion on air pollution controls and is investing approximately another $1 billion in additional control equipment at plants. Emissions of nitrogen oxides (NOx) are 91 percent below peak 1995 levels and emissions of sulfur dioxide (SO2) are 95 percent below 1977 levels through 2013.

TVA’s emissions of carbon dioxide (CO2) were reduced 32 percent between 2005 and 2013. We project approximately a 40 percent reduction in CO2 emissions by 2020 from 2005 levels.

Economic Development

TVA’s large power system, diverse fuel mix and robust transmission system allows us to provide high reliability and competitive rates to attract industry to our region. TVA offers numerous programs, technical assistance, and community assistance to support economic development. During the past five years, TVA has helped attract or retain 240,000 jobs in our service territory and secure more than $30 billion in capital investment for the region through the Valley Investment Initiative program. This program, established in 2008, is designed to increase the number and quality of jobs in the Valley and to benefit the power system through smarter energy use.

TVA Governance

TVA is governed by its Board of Directors, which is responsible for approving TVA’s annual budget. The TVA Board has nine part-time members when fully constituted, at least seven of whom must be legal residents of the TVA service area. The TVA Board members are appointed by the President with the advice and consent of the U.S. Senate. Their responsibilities include, but are not limited to: formulating broad strategies, goals, objectives, long-range plans, and policies for TVA; reviewing and approving TVA’s overall energy resource and transmission portfolio; shepherding the financial health of TVA; reviewing and approving annual budgets; setting and overseeing electricity rates; and establishing a compensation plan for employees.

Fiscal Year 2014 Budget Impacts in Review

Safety

First, I want to talk about safety. Our safety record was good in 2014, and we continue to be in the top 10% of our industry. Safety is a top priority for us. It’s a value woven into the fabric of the work we do every day, and this year’s performance reflects our employees’ good focus on safety. That’s something of which I’m particularly proud and most certainly do not take for granted. But if you’ve been around this industry or around this space, even one injury is not acceptable. And so, we will continue to push to have zero injuries.

Customer Relations

We’re also focused on listening to our customers and being attentive to their concerns. We’re seeing more constructive and collaborative relationships taking root. This year, local power companies partnered with TVA in development of the Integrated Resource Plan (IRP) refresh, development of energy efficiency and renewables products and a new pricing structure to complement those new products.  At the center of these actions are what is most important to our customers- affordable and reliable power and strong and loyal partnerships.

Sales, Weather, Rates

2014 was a strong year for TVA financially, and we made very good progress in reducing our internal expenses. We also saw roughly 4% more sales to local power company customers last year. Much of this was due to the high demand during 2014’s polar vortex that we were able to meet through the extraordinary performance of our employees and cooperation of our local power companies and customers during that event. Beyond the impact from weather, TVA had a modest general rate increase, and we continued to see some underlying growth in the Tennessee Valley economy.

Operations and Maintenance (O&M) Reductions

We also made good strides in our multiyear effort to reduce operations and maintenance costs through further efficiency gains and streamlining the organization. By the end of 2014, we had realized over $300 million in sustainable cost reductions, which represents a 20 percent reduction to our non-fuel O&M spending and puts us well on our way to the $500 million in sustainable savings we intend to achieve by the end of 2015.

Now, that won’t be the end of our efforts to reduce O&M expenses. Our continuous improvement efforts will go long into the years ahead, but I must say I am pleased with the progress we’re making here.

Debt Reduction

Thanks in large part to the factors I just mentioned, TVA achieved our highest net income since 2010 this past year. Now, given the nature of TVA, positive income results are reinvested in the company to support a cleaner, lower cost and even more reliable power system.

We also managed to reduce our debt by more than a billion dollars and are well below our $30 billion statutory debt cap. We achieved this while still funding billions of dollars of investment in our infrastructure.

Final Treasury Payment

As mentioned earlier, 2014 saw TVA make its final scheduled payment to the U.S. Treasury on Congress’ original appropriations investment to build the TVA power system. We’ve now repaid one billion dollars of the total investment, plus interest, for a total of more than $3.6 billion. We will continue to make smaller annual payments each year as the return on the government’s permanent equity investment. Though much has changed since TVA’s founding many years ago, our unique mission of service to the people of the Tennessee Valley still remains as relevant today as it was in 1933.

Payments in Lieu of Taxes

Last year, TVA made $533 million in tax equivalent payments to state and local governments. The TVA Act requires us to return five percent of gross revenue from the sale of power, and we make tax equivalent payments to the eight states where TVA sells electricity or owns generating plants, transmission lines, substations or other power-related assets, and directly to 146 local governments where TVA owns power property. The redistribution of each state’s allocation of tax equivalent payments to local governments is strictly governed by each state’s individual legislation.

Pension

As of September 30, 2014, TVA's qualified pension plan had assets of $7.5 billion compared with liabilities of $12.2 billion. The plan has approximately 35,000 participants, of which approximately 23,400 are retirees or beneficiaries currently receiving benefits. Benefits of approximately $650 million were paid to participants in 2014. TVA is committed to collaborating with the Tennessee Valley Authority Retirement

System (TVARS) Board to ensure a financially healthy pension plan over the long-term.

Nuclear Performance and Construction

Our nuclear fleet is expanding and its performance is improving. Within our asset portfolio, we reached a key milestone for our nuclear fleet. All three of TVA’s nuclear sites and all six operating units are under normal Nuclear Regulatory Commission (NRC) regulatory oversight. These assets are key to our ability to generate large amounts of carbon-free electricity. Our nuclear generating fleet is operating safely and reliably.

At our Watts Bar nuclear facility, we have entered the home stretch of completing the second reactor. At more than 97 percent complete, Watts Bar Unit 2 is being finished the right way, safely, with high quality, and in a manner to assure regulatory compliance and excellence in operations after the unit is licensed. Workers have logged over 32.5 million hours without a lost-time incident. The quality control acceptance rate continues to track above 97%. The project remains on budget and on schedule to be the first new nuclear generation of the 21st century. And we have recently achieved several notable milestones on our path to requesting an operating license.  Once operational, this new unit will supply 1,150 megawatts of safe, affordable, carbon-free power to our customers for many years to come.

As part of our mission to be a national leader in technology innovation, TVA is evaluating small modular reactor designs for potential deployment at our Clinch River Site in Oak Ridge or elsewhere. TVA has completed field work to establish the suitability of the site to demonstrate SMR technology, and is in the process of developing an Early Site Permit application. TVA intends to submit that application to the

Nuclear Regulatory Commission in early 2016. Some of TVA’s operating nuclear plant licenses begin expiring by the mid-2030s, so demonstrating the merits of SMRs may offer a safe, reliable and competitive replacement option to maintain a diverse portfolio of generation supply. TVA will make incremental SMR investment decisions, evaluating the technology, regulatory and financial viability at each project phase prior to making a decision to proceed with the next step. The current decision to proceed with development and submittal of an Early Site Permit application to the NRC in early 2016 is supported by the Department of Energy.

Clean Air and Environmental Investment

In addition to nuclear capacity expansion, we’re also investing in other key generating sources to ensure balance across our asset portfolio. We continue the work of installing emission-control equipment at our Gallatin Fossil Plant outside of Nashville, and the TVA Board recently approved the installation of additional controls at the Shawnee Plant in Western Kentucky. Together, this represents more than a billion-dollar investment in maintaining a cleaner coal-fired generation presence in our asset portfolio.

We have taken numerous steps to ensure the safe storage and handling of coal ash. Our remediation work at Kingston, where a spill occurred in 2008, is nearly complete; the site has been returned to pre-spill conditions and the area has been upgraded with many public conveniences. We’re also investing roughly $2 billion to convert all of our coal ash storage from wet to dry systems and making steady progress on this effort.

As TVA strives to maintain this important source of energy capacity, we also recognize the value of operating a diverse mix of assets. Last year, we announced that TVA would construct plants in Kentucky and West Tennessee that will be powered with natural gas.  These investments will help to ensure that TVA is able to provide reliable, clean, and affordable power to the Tennessee Valley region.

Administration’s Strategic Review

The Administration’s fiscal year 2014 Budget called for a strategic review of options for addressing TVA’s financial situation - including the possible divestiture of TVA - in response to TVA approaching its statutory debt limit. We’re pleased the Administration has concluded its strategic review of TVA. The Administration has acknowledged TVA’s efforts to improve its operational and financial performance and TVA’s commitment to resolve its capital financing constraints. Last year, Lazard & Frères Co., LLC prepared an independent strategic assessment report, which concluded that allowing TVA the opportunity to continue to achieve operational improvements and to pursue a more sustainable financial path would be in the interest of the citizens of the Valley and the American taxpayer.

Economic Development

As you know, economic development is a core component of our service mission, and we do that work in partnership with our customers, public officials, local communities, and economic development agencies across the region. During 2014, TVA helped attract and retain more than 60,300 jobs in the Valley, and these were accompanied by approximately $8.5 billion of capital investment in the communities that we serve. We are on an even better pace this year.

Integrated Resource Plan

In the fall of 2013 and throughout 2014, we began a refresh of the 2011 Integrated Resource Plan (IRP) due to dramatic changes in the utility industry. Such changes include abundant, lower-cost natural gas, decreased cost of renewable generation and increased focus on energy conservation efforts.

The refresh effort has involved significant stakeholder input and examines a variety of economic, regulatory and market-driven scenarios and strategies - both within and outside TVA’s control - to help TVA respond to changing energy demands while continuing to provide reliable power at the lowest possible cost. Although not yet final, the IRP indicates that energy efficiency, demand response, renewables and natural gas will play a larger role in the future.

Last month, TVA released its draft IRP. We will hold a number of public meetings to gather feedback this spring before the final draft is presented to the TVA Board of Directors later this year.

Proposed Budget for Fiscal Year 2016 budget
As stated earlier, the TVA power program is entirely self-financing and does not receive federal appropriations.
The TVA board approves an annual budget for TVA each summer. These budgets include estimates that reflect significant levels of uncertainty due to weather, the economy and other factors that weigh heavily on energy providers. TVA’s fiscal year 2016 budget projects revenue in excess of $10.9 billion. The fiscal year 2016 budget projects operating expenses of $8.9 billion, a reduction of approximately $600 million compared to 2014’s operating expenses. Over $400 million of this reduction is attributable to our intensive efforts to reduce operating and maintenance expenditures.
TVA, like the rest of the electric utility industry, is challenged to meet customer demand with cleaner, reliable, low cost energy resources and must continually make prudent, long-term investments to meet that demand, maintain system reliability and protect the environment.

In fiscal year 2016, TVA projects it will invest $2.3 billion in capital projects. This includes over $1.0 billion invested in new generating capacity, including $150 million for the completion of Watts Bar Unit 2, as well as nearly $250 million invested in clean air and other environmental projects.

TVA’s statutory debt is estimated to be $24.9 billion and outstanding debt and debt-like obligations are estimated to be $26.9 billion at the end of 2016. We are committed to effectively managing our level of debt and debt-like obligations.
TVA funds its water and land stewardship activities from power revenues, user fees and other non-appropriated sources. No appropriations have been received by TVA for these activities since fiscal year 1999, and none are requested for fiscal year 2016. TVA will self-fund these activities in fiscal year 2016 at $71 million, which is about the same level as last year.
Conclusion

As I travel throughout the region, I've become more enlightened about the people who rely on TVA. Although there are pockets of prosperity in our region, we continue to serve some of the poorest in our country.

In visits to local power companies who distribute TVA power, I've spent time at the billing window, to see in person the people we serve as they pay for the service our company provides. It's a humbling experience to see and hear first-hand how difficult it can be for families of modest means to pay their monthly power bills.

The job we do each and every day to keep rates low, manage debt, maintain our assets and be good stewards of what we’ve been given is extremely important to these people and the entire region.

I am proud of TVA and proud of this budget because I believe it reflects our mission of service. This budget will result in a healthier TVA and more sustainable TVA.

Thank you for the opportunity to address you, and I look forward to any questions you may have.

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